Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

or

Barbara J. Cano
Adam Friedman Associates
(212) 981-2529 ext. 22

ANDERSEN GROUP, INC. REPORTS THIRD QUARTER RESULTS

New York, NY - January 14, 2004 - Andersen Group, Inc (NASDAQ: ANDR) today announced the results of its operations for the three and nine months ended November 30, 2003.  For the three months, the Company's net loss applicable to common shares was $456,000, or $0.22 per share, basic and diluted, as compared to the prior year's results for the same period, when the Company reported a net loss applicable to common shares of $544,000, or $0.26 per share, basic and diluted.

For the nine months year-to-date, the Company reported a net loss applicable to common shares of $1,667,000, or $0.80 per share basic and diluted as compared to the prior year's first nine months for which the Company reported net loss applicable to common shares of $151,000, or $0.07 per share, basic and diluted.  Prior year results include income derived from J.M. Ney's operations for 22 days preceding the sale of its net assets, as well as the gains made from the sale.  Loss from continuing operations applicable to common shareholders for the prior year's nine month period totaled $1,755,000, or $0.83 per share, basic and diluted.  There were no discontinued items for the period ended November 30, 2003.

Francis E. Baker, Chairman of Andersen Group, stated, "ComCor-TV's (CCTV) subscription revenues for Internet access and television services grew 5% during CCTV's third fiscal quarter over the prior quarter, and they were 103% higher as compared to the same quarter last year.  Subscription revenues were 92% higher in the nine month period ended September 30, 2003 than the comparable period in 2002.  CCTV continues to progress in its build out the access network in Central Moscow and recent increases in its subscriber take-up rates, particularly for premium services, are greatly contributing to growth in its revenue base."

"Once COMCOR receives final Russian regulatory approval, which we expect will be by the end of this month, we will complete our acquisition of CCTV. We see this as an important milestone in the plan to bring broadband access of entertainment and information to central Moscow."

About Andersen Group

Andersen Group is publicly traded on the NASDAQ under the symbol "ANDR". At present, Andersen Group has both a direct and an indirect interest in CCTV, a Russian company that has licenses to provide telecommunication services to 1.5 million homes and businesses in Moscow.  CCTV is using its exclusive access to COMCOR's Moscow Fiber Optic Network to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services, including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreement with COMCOR and exchange agreement with MBC stockholders, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC stockholders including the approval of the Company's stockholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments

# # #

ANDERSEN GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	November 30, 2003	February 28, 2003

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 1,153	$ 6,279
Marketable securities	3,841	1,809
Accounts and other receivables less allowances of $40 and $25, respectively	202	48
Prepaid expenses and other assets	34	242

Total current assets	5,230	8,378
Property, plant and equipment, net	3,266	3,403
Prepaid pension expense	4,717	4,591
Investment in ComCor-TV	3,500	-
Investment in Moscow Broadband Communication Ltd.	1,483	1,971
Other assets	297	702

	$ 18,493	$ 19,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$ 598	$ 407
Accounts payable	232	288
Other current liabilities	700	907
Deferred income taxes	538	132

Total current liabilities	2,068	1,734

Long-term debt, less current maturities	2,983	1,674
Other liabilities	456	867
Deferred income taxes	1,551	1,668

Total liabilities	7,058	5,943

Commitments and contingencies

Stockholders' equity:
Cumulative convertible preferred stock	3,497	3,497
Common stock	21	21
Additional paid-in capital	6,653	6,653
Retained earnings	1,264	2,931

	11,435	13,102

Total stockholders' equity	$ 18,493	$ 19,045

ANDERSEN GROUP, INC.
Consolidated Condensed Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three months ended November 30,		Nine months ended November 30,

	2003	2002	2003	2002

Revenues	$ -	$ -	$ -	$ -

Costs and expenses:
General and administrative	658	693	2,129	1,989
Interest expense	65	65	184	201

	723	758	2,313	2,190

Investment income and other income	473	322	1,418	608

Loss from continuing operations before equity in losses of Moscow Broadband Communication Ltd., and income taxes	(250)	(436)	(895)	(1,582)
Equity in losses of Moscow Broadband Communication Ltd.	(167)	(172)	(488)	(512)

Net loss from continuing operations before income taxes	(417)	(608)	(1,383)	(2,094)
Income tax (benefit) expense	(32)	(135)	72	(551)

Net loss from continuing operations	(385)	(473)	(1,455)	(1,543)
Discontinued operations:
Income from discontinued segment, net of income taxes of $80	-	-	-	132
Gain on sale of discontinued segment, net of income taxes of $686	-	-	-	1,472

Net (loss) income	(385)	(473)	(1,455)	61
Preferred dividends	(71)	(71)	(212)	(212)

Loss applicable to common shares	$ (456)	$ (544)	$ (1,667)	$ (151)

(Loss) Earnings per common share:
Basic and diluted
Net loss from continuing operations	$ (0.22)	$ (0.26)	$ (0.80)	$ (0.83)
Income from discontinued operations	-	-	-	0.06
Gain on sale of discontinued operations	-	-	-	0.70

	$ (0.22)	$ (0.26)	$ (0.80)	$ (0.07)